Exhibit 10.1

SIXTH AMENDMENT TO LEASE

This SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is dated as of November 5, 2024 (the “Sixth Amendment Effective Date”) and is hereby entered into by and between TCD 234 MA WELLS PROPERTY LLC (“Landlord”), a Delaware limited liability company, and KARYOPHARM THERAPEUTICS INC. (“Tenant”), a Delaware corporation.

RECITALS

WHEREAS, Landlord, as successor-in-interest to AG-JCM Wells Avenue Property Owner, LLC (as successor-in-interest to NS Wells Acquisition LLC), and Tenant are parties to that certain Office Lease Agreement dated March 27, 2014 (the “Office Lease Agreement”), as amended by that First Amendment to Lease dated December 31, 2014 (the “First Amendment”), that Second Amendment to Lease dated October 22, 2015 (the “Second Amendment”), that Third Amendment to Lease dated February 28, 2018 (the “Third Amendment”), that Fourth Amendment to Lease dated June 6, 2018 (the “Fourth Amendment”) and that Fifth Amendment to Lease dated August 13, 2020 (the “Fifth Amendment”, and together with the Office Lease Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the “Lease”), pursuant to which Landlord leases to Tenant approximately 98,502 rentable square feet of office space being comprised of (i) 29,933 rentable square feet on the second (2nd) floor (the “Second Amendment Premises”), (ii) 8,468 rentable square feet located on the third (3rd) floor (the “Expansion Premises A”), (iii) 7,766 rentable square feet located on the third (3rd) floor (the “Expansion Premises B”), (iv) 15,976 rentable square feet located on the third (3rd) floor (the “New Expansion Premises”), and (v) approximately 36,359 rentable square feet on the second (2nd) floor of the Building (as shown on Exhibit A attached hereto the “Fourth Amendment Expansion Premises”) (collectively, the “Existing Premises”), located in the building located at 75-95 Wells Avenue, Newton, Massachusetts 02459 (the “Building”);

WHEREAS, the Lease by its current terms is set to expire on September 30, 2025 and the parties desire to extend the Term of the Lease, but only with regard to that portion of the Premises (the “Remainder Premises”) comprising approximately 52,224 rentable square feet on the second (2nd) floor of the Building and shown on the floor plan (the “Remainder Premises Plan”) attached as Exhibit A-6 attached hereto; and

WHEREAS, Landlord and Tenant further agree to amend, modify and/or supplement other provisions of the Lease, all as set forth herein on the following terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree, as of the Sixth Amendment Effective Date, as follows:

1. Incorporation of Recitals. The recitals set forth above are true and correct, incorporated herein and made a part of this Sixth Amendment as if set forth herein in full.

2. Capitalized Terms and Conflicts. All capitalized terms used in this Sixth Amendment that are not defined in this Sixth Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Sixth Amendment, the definitions set forth in this Sixth Amendment shall supersede and control.

3. Partial Early Termination. (a) The Surrender Premises (hereinafter defined) is removed from the Premises as of September 30, 2025 (the “Surrender Premises Termination Date”), and on or before the Surrender Premises Termination Date, Tenant will vacate and surrender possession of the Surrender Premises (as hereinafter defined) to Landlord in the condition required under the Lease, including without limitation as provided in Section 25 thereof; provided, however, that Tenant shall not be required to remove any (i) Cable (as defined in Section 9.01 of the Office Lease Agreement) installed by or for the benefit of Tenant, and (ii) Required Removables (as defined in Section 8 of the Office Lease Agreement), and (iii) Initial Alterations (including, without limitation, all of the items listed on Exhibit L of the Office Lease Agreement). Any failure by Tenant to so vacate the Surrender Premises (or any portion thereof) will be deemed a holding over. From and after the Surrender Premises Termination Date, the term “Premises” shall be amended to mean only the Remainder Premises.

(b) The “Surrender Premises” shall mean all of the Existing Premises other than the Remainder Premises.

4. Extension of Term. With respect to the Remainder Premises only, the Term of the Lease is hereby extended for an additional period of five (5) years the “Sixth Amendment Extension Term” commencing on October 1, 2025 and ending on September 30, 2030, unless sooner terminated in accordance with the terms of the Lease.

5. Base Rent. (a) For the period from the Sixth Amendment Effective Date through and including the Surrender Premises Termination Date, Tenant shall continue to pay Base Rent with respect to the Premises (i.e., both the Surrender Premises and the Remainder Premises) at the rates set forth in, and otherwise in accordance with the terms and conditions of, the Lease.

(b) During the Sixth Amendment Extension Term, Tenant shall pay Base Rent with respect to the Premises (i.e., the Remainder Premises) in accordance with the schedule below but otherwise in accordance with the terms and conditions of the Lease:

Period	Annual Rate Per SF	Annual Base Rent	Monthly Base Rent
10/1/2025 – 9/30/2026	$35.75	$1,867,008.00	$155,584.00
10/1/2026 – 9/30/2027	$36.75	$1,919,232.00	$159,936.00
10/1/2027 – 9/30/2028	$37.75	$1,971,456.00	$164,288.00
10/1/2028 – 9/30/2029	$38.75	$2,023,680.00	$168,640.00
10/1/2029 – 9/30/2030	$39.75	$2,075,904.00	$172,992.00

6. Tenant's Pro Rata Share. Effective as of the commencement of the Sixth Amendment Extension Term, Tenant's Pro Rata Share with respect to the Premises (i.e., the Remainder Premises) shall be 21.62%.

7. Base Year Expenses and Taxes. (a) For the period from the Sixth Amendment Effective Date through and including the Surrender Premises Termination Date, Tenant shall continue to pay its Pro Rata Share of increases to Expenses and Taxes in accordance with the terms of the Lease.

(b) During the Sixth Amendment Extension Term, Tenant shall continue to pay its Pro Rata Share of increases to Expenses and Taxes in accordance with the terms of the Lease; provided, however, that (i) Base Year for Expenses shall be the period commencing on January 1, 2026 and ending on December 31, 2026 and (ii) Base Year for Taxes shall be the twelve-month period commencing on July 1, 2025 and ending on June 30, 2026.

8. Condition of Premises. (a) Tenant acknowledges that Tenant is in possession of the Existing Premises (i.e., both the Surrender Premises and the Remainder Premises) and accepts the same in its present condition “AS-IS” and “WITH ALL FAULTS” and without any obligation on the part of Landlord to refurbish the Existing Premises, and without any representation by Landlord to Tenant as to the condition of the Existing Premises or the Building, and Tenant is satisfied with the condition of the Existing Premises as it relates to the suitability of the Existing Premises for Tenant's purposes. Nothing contained herein shall in any way diminish or affect Landlord’s on-going repair, maintenance and/or replacement obligations under Section 9.02 of the Lease or Landlord’s service obligations under Section 7 of the Lease.

(b) Landlord shall have construction plans (the “Plans”) prepared, which shall be consistent with the Remainder Premises Plan, for the work (“Landlord’s Sixth Amendment Demising Work”) necessary to separately demise the Remainder Premises. The Plans shall be submitted to Tenant for its approval, which shall not be unreasonably withheld, conditioned or delayed. Failure by Tenant to disapprove any submission or resubmission of the Plans within five (5) business days after submission, or within three (3) business days after any resubmission, shall constitute approval thereof. Tenant will not disapprove any aspect of the Plans that are consistent with the Remainder Premises Plan. Any disapproval by Tenant shall be in writing and accompanied by a detailed statement of reasons therefor. Promptly after approval of the Plans (and execution of a work letter if requested by Landlord), Landlord shall apply for necessary permits and approvals and, upon receipt thereof, Landlord will commence Landlord’s Sixth Amendment Demising Work. Landlord shall exercise commercially reasonable efforts to promptly upon the commencement of the Sixth Amendment Extension Term commence, and thereafter to diligently pursue the substantial completion of, Landlord’s Sixth Amendment Demising Work; provided, however, that Tenant recognizes that such substantial completion will be delayed for any delays caused by reasons beyond the reasonable control of Landlord (including, without limitation, any delays caused by Tenant’s actions or omissions); and further provided that Tenant shall reasonably cooperate with, and promptly respond to, Landlord as reasonably requested in connection with Landlord’s performance of Landlord’s Sixth Amendment Demising Work. Landlord shall complete Landlord’s Sixth Amendment Demising Work at Landlord’s sole cost and expense using building standard materials. Landlord shall use commercially reasonable efforts to minimize disruption to Tenant in undertaking the Sixth Amendment Demising Work and shall provide advance notice to Tenant as to any Sixth Amendment Demising Work that is reasonably likely to disrupt Tenant’s use of the Existing Premises. Upon commencing the Sixth Amendment Demising Work, Landlord shall continuously and expeditiously complete such work to further minimize disruption to Tenant.

(c) Landlord acknowledges that Tenant may desire, from and after the Sixth Amendment Effective Date, to perform certain alterations and/or improvements in the Surrender Premises (the “Sixth Amendment Tenant Work”), and Tenant acknowledges and agrees that except for Landlord’s Sixth Amendment Allowance (as hereinafter defined), Tenant shall be solely responsible for the cost of any Sixth Amendment Tenant Work (it being understood that all such Sixth Amendment Tenant Work shall be subject to the terms and conditions of the Lease). All Sixth Amendment Tenant Work shall be undertaken by Tenant in strict accordance with this Lease, including without limitation Section 9.03 thereof, and in accordance with plans and specifications approved in advance by Landlord. Landlord’s review and approval of any plan or specification submitted by or on behalf of Tenant is for the benefit and protection of Landlord alone, and does not indicate that such materials are properly prepared, or that the improvements and other matters reflected thereon are in compliance with applicable legal and other requirements or that the improvements and other matters reflected thereon are sufficient to meet Tenant’s needs or objectives. In connection with the construction of the Sixth Amendment Tenant Work, Landlord shall reimburse Tenant an amount equal to the lesser of (x) Tenant’s actual Costs of Construction (as hereinafter defined), or (y) Two Million Two Hundred Nineteen Thousand Five Hundred Twenty and 00/100 Dollars ($2,219,520.00) (such amount of $2,219,520, the “Landlord’s Sixth Amendment Allowance”) (i.e., $42.50/rentable square feet of the Remainder Premises). As used herein, the phrase “Costs of Construction” means all costs and expenses incurred in connection with design and construction of the Sixth Amendment Tenant Work, including, without limitation, space planning, architectural and engineering fees and expenses for preparation of the construction documents and any approved changes thereto; permit and inspection fees; amounts paid to contractors, subcontractors and material suppliers; premiums for insurance and bonds, costs of utilities, equipment rental, labor, materials and supplies, and sales taxes thereon; any construction management fees; and Tenant’s furniture. Tenant’s requests for disbursements of the Landlord’s Sixth Amendment Allowance shall be made prior to the date that is the one-year anniversary of the Sixth Amendment Effective Date, and Landlord shall not be required to disburse such funds if there then exists a Default of Tenant under the Lease, or any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute a Monetary Default of Tenant. Notwithstanding and in addition to the foregoing, commencing on the Sixth Amendment Effective Date or any time thereafter, Tenant shall be entitled to direct Landlord to credit any existing

Landlord’s Sixth Amendment Allowance balance against Base Rent by direction to Landlord, such credit to be as to the monthly Base Rent next coming due and each month thereafter until such time as there is no remaining balance as to the Landlord’s Sixth Amendment Allowance so long as at such time there then exists no Default of Tenant under the Lease, nor any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute a Default of Tenant. To the extent that, on the date that is the one-year anniversary of the Sixth Amendment Effective Date, there remains any balance as to the Landlord’s Sixth Amendment Allowance, Landlord shall credit such existing balance against the monthly Base Rent next coming due and each month thereafter until such time as there is no remaining balance as to the Landlord’s Sixth Amendment Allowance so long as at such time there then exists no Default of Tenant under the Lease, nor any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute a Default of Tenant.

(d) Prior to commencing the Sixth Amendment Tenant Work, Tenant will deliver to Landlord a copy of Tenant’s design and construction contracts evidencing the total cost of the Sixth Amendment Tenant Work. If the total cost exceeds the Landlord’s Sixth Amendment Allowance, Tenant shall be responsible for the excess, and the percentage of the total cost represented by the excess shall be “Tenant’s Share.” The percentage of the total cost represented by the Landlord’s Sixth Amendment Allowance shall be “Landlord’s Share.” Tenant may make request for advances on account of the Landlord’s Sixth Amendment Allowance not more often than monthly, and each requisition shall be signed by Tenant’s architect and contractor and shall be accompanied by lien waivers and evidence that Tenant’s Share of the amount requisitioned has been paid. Provided that, at the time of each such advance, there then exists no Default of Tenant under the Lease, nor any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute a Default of Tenant, Landlord shall make periodic advances from the Landlord’s Sixth Amendment Allowance to Tenant equal to Landlord’s Share of the amount of any requisitions from Tenant, provided that Landlord may withhold from each advance retainage of ten percent (10%) of the amount requested, which retainage will be advanced when the Sixth Amendment Tenant Work is fully complete and Tenant has provided Landlord with a permanent certificate of use and occupancy and with final lien waivers and receipted invoices from Tenant’s contractors, all in form and substance satisfactory to Landlord, covering all of the Sixth Amendment Tenant Work and evidencing showing the actual cost thereof. Landlord will advance such funds within thirty (30) days after receipt from Tenant of a signed requisition therefor, together with any necessary certifications or back-up information.

9. Extension Option. Landlord and Tenant hereby acknowledge and agree that Tenant shall have and/or retain the right to extend the Sixth Amendment Extension Term for the Remainder Premises for one (1) additional period of five (5) years accordance with the terms and conditions set forth in Section 1 (Extension Option) of Exhibit F of the Lease.

10. Right of First Offer. As of the Sixth Amendment Effective Date, (i) Section 6 (Right of First Offer) of the First Amendment, and (ii) Section 15 (Right of First Offer) of the Third Amendment, are all deleted in their entirety and Tenant shall have no further right of first offer under the Lease.

11. Expansion Right. As of the Sixth Amendment Effective Date, Section 14 (Expansion Right) of the Third Amendment is deleted in its entirety and Tenant shall have no further expansion right under the Lease.

12. Right of First Refusal. As of the Sixth Amendment Effective Date, Section 12 of the Fourth Amendment is deleted in its entirety and Tenant shall have no right of first refusal under the Lease.

13. Notices. Whenever, by the terms of the Lease, notice is required, (i) notice to Landlord shall be addressed to Landlord c/o Taurus Investment Holdings, LLC, Two International Place, Suite 2710, Boston, MA 02110, Attn: Peter Merrigan, with a copy to Landlord c/o Taurus Investment Holdings, LLC, Two International Place, Suite 2710, Boston, MA 02110, Attn: Ted Mead, (or in either case to such other address or addresses as may from time-to-time hereafter be designated by Landlord); and (ii) notice to Tenant shall be sent to the Premises, attention Lisa DiPaolo, with a copy to Bowditch & Dewey, LLP, 200 Crossing Boulevard, Suite 300, Framingham, MA 01702, attention Paul C. Bauer, Esq (or in either case to such other address or addresses as may from time-to-time hereafter be designated by Tenant).

14. Brokers. Landlord and Tenant represent and warrant to the other that except for CBRE and Newmark (collectively, the “Brokers”) they have not made any agreement or taken any action which may cause any other party to become entitled to a commission as a result of the transactions contemplated by this Sixth Amendment. Furthermore, each party will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any other such third person by reason of such party's breach of their representation or warranty contained in this Section. Landlord will pay any commission due to the Brokers pursuant to its separate agreement with the Brokers.

15. Tenant’s Representations. Tenant hereby represents and warrants to Landlord that as of the Sixth Amendment Effective Date: (a) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Tenant is presently in possession of the Premises and is paying the Base Rent, operating expenses and any other charges or sums due under the Lease with respect to the Premises; (d) the Lease has not been modified, supplemented or amended in any way, except as may be set forth in this Sixth Amendment; (e) Tenant is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder; and (f) that this Sixth Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof.

16. Ratification of Lease. Except as amended and modified by this Sixth Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified.

17. Execution/Entire Agreement. This Sixth Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This Sixth Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

18. Counterparts. This Sixth Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Each party hereto may rely upon an "e-signature" such as DocuSign, or a pdf of a counterpart of this Sixth Amendment or detailed signature page therefrom that has been executed by any other party hereto, as if the same were the executed original thereof, and the other party shall be bound thereby.

[signatures on following page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Sixth Amendment to be executed as of the date set forth above.

LANDLORD:		TENANT:
TCD 234 MA WELLS PROPERTY LLC, a		KARYOPHARM THERAPEUTICS
Delaware limited liability company		INC., a Delaware corporation

By:	Taurus Investment Holdings, LLC, a	By:	/s/ Richard Paulson
	Massachusetts limited liability	Name:	Richard Paulson
	company, its manager	Title:	Chief Executive Officer & President

By:	/s/ Erik Rijnbout
Name:	Erik Rijnbout
Title	Manager